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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. _____)*

                                 CORSAIRE, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

--------------------------------------------------------------------------------
                          COMMON STOCK $.001 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   220407 10 0
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                FEBRUARY 19, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE SPACE TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                  [ ]  RULE 13D-1(B)
                  [X]  RULE 13D-1(C)
                  [ ]  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).



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                                  SCHEDULE 13G

--------------------------------------                --------------------------
CUSIP NO.        220407 10 0                           PAGE  2  OF  5      PAGES
--------------------------------------                --------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          BANQUE FRANCAISE DE L'ORIENT
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                     (b) [ ]


--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          FRANCE
--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               20,000

     SHARES
                   -------- ----------------------------------------------------
                      6     SHARED VOTING POWER
  BENEFICIALLY              1,005,000

    OWNED BY
                   -------- ----------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      EACH                  20,000

    REPORTING
                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
     PERSON                 1,005,000

      WITH
                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,025,000

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          NOT APPLICABLE                                                     [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.53%

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------


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SCHEDULE 13G


ITEM 1.

     (a) Name of Issuer:

         Corsaire, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         3838 Camino del Rio N., Suite 333 San Diego, CA 92108

ITEM 2.

     (a) Name of Person Filing:

         Banque Francaise de L'Orient

     (b) Address of Principal Business Officer or, if none, Residence:

         30 Avenue George V,
         75008 Paris, France

     (c) Citizenship:

         French bank.

     (d) Title of Class of Securities:

         Common Stock $.001 par value

     (e) CUSIP Number:

         220407 10 0

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

     (b) [ ] Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


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     (e) [ ] An investment adviser in accordance with Rule 13d-1(b) (1) (ii)
         (E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G);

     (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1 (C), CHECK THIS BOX.  [X]

ITEM 4.  OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of cover page for Reporting Person

     (b) Percent of Class: See Row 11 of cover page for Reporting Person

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote: See Row 5 of cover page for Reporting Person

         (ii) Shared power to vote or to direct the vote: See Row 6 of cover page for Reporting Person

         (iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for Reporting Person

         (iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for Reporting Person

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


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         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                             Date:  March 1, 1999

                                             BANQUE FRANCAISE DE L'ORIENT


                                                    /s/ Martin Lynch
                                             -----------------------------------
                                                    (Signature)

                                                    Martin Lynch
                                             -----------------------------------
                                                         (Name)

                                                   Assistant General Manager
                                             -----------------------------------
                                                         (Title)

                                                     /s/ Gail A. Wells
                                             -----------------------------------
                                                    (Signature)

                                                      Gail A. Wells
                                             -----------------------------------
                                                      (Name)

                                                       Senior Manager
                                             -----------------------------------
                                                          (Title)




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